NIVS Estimates Second Quarter 2010 Preliminary Revenue and Net Income

HUIZHOU, China, July 20 /PRNewswire-Asia-FirstCall/ -- NIVS IntelliMedia Technology Group, Inc. ("NIVS" or the "Company") (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products and mobile phones, announced today estimates for its 2010 second quarter results. The Company expects second quarter 2010 total revenue to be between $77 million and $79 million (compared to $40.9 million for 2009 second quarter), representing an estimated increase of between 88.4% and 93.3%. Second quarter 2010 gross profit is expected to be between $15 million and $16 million (compared to $9.7 million for 2009 second quarter), representing an estimated increase of between 53.9% and 64.1%. Second quarter 2010 net income is expected to be between $6.5 million and $7.5 million (compared to $4.6 million for 2009 second quarter), representing an estimated increase of between 52.3% and 63.2%, and resulting in estimated earnings per share of between $0.14 and $0.16, based on a weighted-average of 47,159,642 shares outstanding during the second quarter.

Mr. Tianfu Li, Chairman and CEO of NIVS, commented, "Our preliminary estimates of our second quarter results reflect a growth in the demand for both our traditional audio and visual products as well as our newer, mobile phone business, as we had anticipated as we entered the 2010 fiscal year. We're pleased to be on track towards achieving the financial objectives we established for our 2010 fiscal year."

The Company is finalizing its quarter end process and anticipates release of its second quarter and first six-month results sometime in August 2010.

The Company's actual results of operations for the second quarter of 2010 could differ materially from the Company's estimates due to completion of its quarter closing procedures, final adjustments, final review by its independent registered public accounting firm, and other developments that may arise before their financial results for the period are finalized. See below for a discussion cautioning against reliance on forward-looking statements.

Regarding its previously released guidance for full year 2010, the Company reiterates that it anticipates full year revenue of between $290 and $340 million, with gross and net margins estimated to range between 19-21% and 7-10% respectively.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to completion and review of the Company's financial statements for the quarter ended June 30, 2010; the Company's ability to timely deliver products; the Company's ability to timely develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company's products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; and changes in the laws of the PRC that affect the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume an obligation to update these forward-looking statements.

    For more information, please contact:

    Company Contact:
     Jason Wong
     Vice President Investor Relations
     Phone: +86-138-299-16919
     Email: jason@nivsgroup.com

    Investor Contact:
     United States & Canada
     BPC Financial Marketing
     John Baldissera
     Phone: 800-368-1217